UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. 2)
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EMULEX CORPORATION
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PRELIMINARY COPY — SUBJECT TO COMPLETION
[•], 2009
CONSENT REVOCATION STATEMENT BY THE BOARD OF DIRECTORS OF EMULEX CORPORATION
IN OPPOSITION TO THE CONSENT SOLICITATION BY BROADCOM CORPORATION AND FIJI ACQUISITION
CORPORATION
     This consent revocation statement filed on Schedule 14A (the “Consent Revocation Statement”) is furnished by the Board of Directors (the “Board”) of Emulex Corporation, a Delaware corporation (the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $0.10 per share, in connection with the Board’s opposition to the solicitation of written stockholder consents by Broadcom Corporation, a California corporation (“Broadcom”) and Fiji Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Broadcom (“Purchaser”). All references to Broadcom in this Consent Revocation Statement shall refer to Broadcom and Purchaser unless the context otherwise requires or otherwise noted.
     On April 21, 2009, Broadcom sent a letter to the Company proposing to acquire all outstanding shares of common stock of the Company, including the associated preferred stock purchase rights (the “Rights,” and together with the shares of common stock, the “Shares”), at a price of $9.25 per Share in cash. On May 4, 2009, the Company announced that the Board, with the assistance of its financial and legal advisors, completed its evaluation of the unsolicited, non-binding proposal received on April 21, 2009 from Broadcom and unanimously determined that the Broadcom proposal significantly undervalued Emulex and was not in the best interest of Emulex stockholders. On May 5, 2009, Broadcom, through Purchaser, launched an unsolicited tender offer to acquire all outstanding Shares at a price of $9.25 per Share in cash, subject to a number of significant terms and conditions (the “Offer”). In addition, Broadcom is soliciting consents in order to facilitate its ability to successfully consummate the Offer by asking you, among other things, to amend the Company’s bylaws in order to allow a special meeting to be called to remove the Board and replace it with Broadcom’s hand-picked nominees who, according to Broadcom’s consent statement, would be committed, subject to their duties as directors of the Company, to take action to expedite consummation of the Offer. Specifically, Broadcom is asking you to:
     (i) Amend Section 2.3 of the amended and restated bylaws of the Company (the “Bylaws”) to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders;
     (ii) Appoint Eric Brandt, Broadcom’s Senior Vice President and Chief Financial Officer, and Arthur Chong, Broadcom’s Senior Vice President, General Counsel and Secretary, as the stockholders’ agents (each, a “Designated Agent”) for purposes of requesting that the Company call a special meeting of the stockholders of the Company (the “Special Meeting”) to (a) remove all directors in office at the time of the Special Meeting from the Board, (b) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the stockholders of the Company or until their successors are duly elected and qualified and (c) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and prior to the Special Meeting;
     (iii) Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders;
     (iv) Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and
     (v) Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.
     THE EMULEX BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS AND HAS:
•	UNANIMOUSLY DETERMINED THAT THE OFFER IS GROSSLY INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND

•	UNANIMOUSLY DETERMINED THAT THE PROPOSALS IN BROADCOM’S CONSENT SOLICITATION STATEMENT ARE NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.
     ACCORDINGLY, THE BOARD URGES YOU NOT TO SIGN ANY GOLD CONSENT CARD SENT TO YOU BY BROADCOM AND INSTEAD URGES YOU TO SIGN AND RETURN THE WHITE CARD INCLUDED WITH THESE MATERIALS.
     If you have previously signed and returned Broadcom’s GOLD consent card, you have the right to change your mind and revoke your consent. Whether or not you have signed Broadcom’s GOLD consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE consent revocation card (the “Consent Revocation Card”) and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not submitted a GOLD consent card, it will help us keep track of the progress of the consent process. Regardless of the number of Shares you own, your consent revocation is important. Please act today.
     If your Shares are held in “street name,” only your broker, bank or other nominee can exercise your right to revoke a consent with respect to your Shares. Please contact your broker, bank or other nominee and instruct it to submit a WHITE Consent Revocation Card on your behalf today.
     This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to the Company’s stockholders on or about [•], 2009.
     In accordance with Delaware law and the Bylaws, the Board set May 22, 2009 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Broadcom’s consent solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to Broadcom’s consent solicitation.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT
REVOCATION MATERIALS IN OPPOSITION TO THE CONSENT SOLICITATION BY
BROADCOM AND PURCHASER
     In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is advising its stockholders of the availability on the Internet of the Company’s consent revocation materials in opposition to the consent solicitation by Broadcom and Purchaser. These rules allow companies to provide access to proxy and consent materials in one of two ways. Because the Company has elected to utilize the “full set delivery” option, the Company is delivering to all stockholders paper copies of the consent revocation materials, as well as providing access to those materials on a publicly accessible website. Under Delaware law, the Proposals will become effective if valid, unrevoked consents signed by holders of the requisite number of Shares are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. This Consent Revocation Statement and Consent Revocation Card are available at http://www.[ ____________ ].
     If you have any questions about giving your consent revocation or otherwise require assistance, please call:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Tel: (800) 322-2885 (Toll-Free)
(212) 929-5500 (Collect)
Email: Emulex@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
     The statements contained in this Consent Revocation Statement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that may be subject to the “safe harbor” of those Acts. The safe harbor does not apply to forward-looking statements made in connection with a tender offer. The Company may also make forward-looking statements in other filings with the SEC, in materials delivered to stockholders and in press releases. In addition, the Company’s representatives may from time to time make oral forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.
     Actual future results could differ materially from those described in the forward-looking statements as a result of a variety of factors. Except as required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. In light of the uncertainty of the economy generally, and the technology and storage segments specifically, it is difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. Recent disruptions in world credit and equity markets and the resulting economic uncertainty for the Company’s customers and the storage networking market as a whole has resulted in a downturn in information technology spending that has and could continue to adversely affect the Company’s revenues and results of operations. Furthermore, Purchaser’s unsolicited Offer to acquire all of the Company’s outstanding Shares, the related consent solicitation of Broadcom and Purchaser and any related litigation has created additional uncertainty which may have an adverse effect on the Company’s operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s Original Equipment Manufacturer (“OEM”) customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or its OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable and seasonal procurement patterns of the Company’s customers; impairment charges; the effects of terrorist activities, natural disasters and any resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end or mezzanine card products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s ability to benefit from its research and development activities; the Company’s dependence on international sales and internationally produced products; the effect of acquisitions; the effect of changes in tax rates or legislation; or changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on the Company’s business. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed elsewhere in this Consent Revocation Statement, in the Company’s other filings with the SEC or in materials incorporated therein by reference.

DESCRIPTION OF THE BROADCOM CONSENT SOLICITATION
     As set forth in the definitive consent solicitation materials filed by Broadcom on June 9, 2009, as amended (“Broadcom’s Consent Statement”), with the SEC, Broadcom is asking you for your written consent as to the following proposals (each, a “Proposal” and collectively, the “Proposals”):
1.	Amend Section 2.3 of the Bylaws to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders;

2.	Appoint Eric Brandt and Arthur Chong as the Designated Agents for purposes of requesting the Special Meeting to (a) remove all directors in office at the time of the Special Meeting from the Board, (b) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the stockholders of the Company or until their successors are duly elected and qualified and (c) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and prior to the Special Meeting;

3.	Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders;

4.	Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and

5.	Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.
     According to Broadcom’s Consent Statement, the effectiveness of Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1, and the effectiveness of Proposals 1, 3, 4 and 5 are not subject to the effectiveness of any other Proposal.
     The effects of approval of the Proposals include the following:
•	The approval of Proposal 1 would provide stockholders with the ability to vote on matters that arise between annual meetings of stockholders. The approval of Proposal 1 may also permit self-interested parties holding a relatively limited number of shares to call special meetings in order to serve their own purposes rather than those of the Company and the majority of its stockholders. In addition, the calling of a special meeting of stockholders may disrupt management’s operation of the Company and will require the Company to bear the costs associated with holding such a meeting, including the preparation, filing, printing and mailing of the related proxy statement, which costs may be significant, particularly if multiple special meetings are called as there is no limit on the number of meetings that may be called or the location results in significant meeting costs as there is no restrictions on the location that a stockholder can designate for a meeting, including internationally. Moreover, the stockholder(s) requesting the special meeting are able to designate the date of the special meeting to be as soon as 20 days after the notice requesting the special meeting is provided to the Company by such stockholder(s), which may cause the Company to encounter practical or legal issues, such as the time required by the Company and the stockholder(s) calling the special meeting to file and clear proxy materials with the SEC.

•	The approval of Proposal 2 would permit Broadcom to call a special meeting of stockholders, which would require the Company to bear the related costs, and to ultimately replace the Board if Broadcom is successful in its proxy solicitation.

•	The approval of Proposal 3 could result in the Board not having the opportunity to fully consider nominations and to provide complete information regarding such nominations to the Company’s stockholders in proxy materials. Similarly, as noted in Broadcom’s Consent Statement, the approval of Proposal 3 could result in director nominations being made without the Company’s stockholders having the ability to fully consider such nominees prior to executing their proxies. Moreover, director candidates could be nominated without full disclosure of their full economic interests related to the Company’s stock.

•	The approval of Proposal 4 would require the Board to set a record date for special meetings of stockholders and would not permit the Board any flexibility (within the parameters currently set forth in the Bylaws) in setting the record date should there be practical or legal reasons for setting the record date after the date required by the Bylaws, as amended by Proposal 4. Such practical reasons could include, among others: (1) the time required by the Company and the stockholder(s) calling the special meeting to file and clear proxy materials with the SEC, which may require the record date to be re-set, and (2) the time required in order to comply with Exchange Act obligations regarding communications with beneficial owners and corresponding actions by banks and brokers putting their stockholder records in order.

•	The Company believes that the approval of Proposal 5 conflicts with Article VI of the Company’s certificate of incorporation, pursuant to which the Board has the express authority to amend the Bylaws from time to time. In addition, as disclosed in Broadcom’s Consent Statement, the approval of Proposal 5 could have the effect of repealing previously undisclosed Bylaw amendments without considering the beneficial nature of such amendments to the Company’s stockholders but would not repeal any such amendments that are approved by the Company’s stockholders.
REASONS TO REJECT BROADCOM’S PROPOSALS
     Broadcom’s Consent Statement includes the Proposals, which amend the Bylaws. The approval of the Proposals would, among other things, permit the calling of a special meeting of the Company’s stockholders in order to remove the current Board and replace them with Broadcom’s hand-picked nominees who, according to Broadcom’s Consent Statement, would be committed, subject to their duties as directors of the Company, to take action to expedite consummation of the Offer. In that light and as set forth below, the reasons to reject the Proposals are aligned with the reasons to reject Broadcom’s Offer.

•	Broadcom’s $9.25 per Share Offer significantly undervalues the Company’s long-term prospects and does not adequately compensate stockholders for their Shares.
•	Industry Leader. The Company is a leading supplier of a broad range of advanced network infrastructure solutions, with a comprehensive product and services portfolio addressing both the Host Server and Embedded Storage markets.

•	30-Year History of Technological Innovation and Market Transformation. Over the past 30 years, the Company has built a consistent track record as a technology innovator by developing leading-edge solutions to emerging market trends. The Company has also proven its ability to successfully undergo significant transition to take advantage of market transformations, convert new technology solutions into highly effective commercial products, compete successfully with key competitors and establish leadership positions in markets such as fibre channel. Based on this track record, the Board is confident that the Company will be able to generate value by continuing to innovate and effectively commercialize in the future.

•	Strong Customer Base. The Company’s established customer base covers a broad range of blue-chip server and storage OEM’s, including Dell, EMC, Fujitsu, Hitachi, Hewlett-Packard, IBM, LSI, NEC, NetApp, and Sun Microsystems.

•	Significant New Market Potential from Network Convergence. In addition to the Company’s strong standing in its existing businesses, the Company’s expertise in fibre channel has positioned it to take a leading share of the emerging converged networking market. The Company believes that (1) the rapidly expanding converged networking market is at an inflection point, (2) its rapid growth will more than double the Company’s total addressable market to approximately $1.5 billion by 2013, and (3) the total addressable market for the Company will grow at a compounded annual rate of approximately 20% from 2009 to 2013.[1]

•	Position in Fibre Channel Provides Significant Competitive Advantage in Converged Networking. The Company’s strong position in the enterprise class fibre channel adapter market is the result of established and proven market acceptance of its enterprise-hardened software stack, demonstrated by an installed base of six million fibre channel ports. The Company believes that access to such an established and proven enterprise class fibre channel software stack will be critical to success in the converged networking market and is an important value driver for the Company.

•	The Offer Is Inadequate from a Financial Point of View to the Company’s Stockholders. The Board has unanimously concluded that the Offer is financially inadequate. In reaching this conclusion, the Board considered the advice of its financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”).
•	The Offer is opportunistic, given that Broadcom was aware of significant new non-public design wins by the Company in converged networking, prior to making its proposal on April 21, 2009.
•	The Company’s Recent Convergence Contract Wins. In the past six months, the Company believes that it has proven its leadership potential in the converged networking market by achieving 12 new design wins in this rapidly growing market. By awarding the design wins to the Company, the Company’s customers are agreeing to purchase the Company’s design winning products for incorporation into the customer’s products to which the design win relates. Consistent with industry practice, the 12 new design wins awarded to the Company are expected to result in a new contract or an amendment to an existing supply contract pursuant to which the Company will supply the design winning Company products.

These design wins include:
•	Five Tier-1 10GB/s Ethernet Network Interface Card placements

•	Three 10Gb/s iSCSI placements

•	Four 10Gb/s FCoE CNA placements
In several of the competitive bid opportunities mentioned above, the Company unseated the incumbent Ethernet product suppliers. The Company believes that Broadcom was aware of these unannounced design wins as several of them came at their expense. These design wins are expected to result, in the aggregate, in multi-million dollar opportunities, based on projections developed by the Company that were developed from the “bottom up,” taking into account (a) the units of each customer’s products expected to be sold, based on (i) the projected demand for server platform products (as reported in independent third party reports), (ii) each customer’s own estimates and (iii) the Company’s estimates of each customer’s market share based on that customer’s current market share, (b) the Company’s estimates of the percentage of each customer’s products for which the Company will supply its products (which depends on whether the customer sole sources the product or has multiple sources for the product), and (c) the projected revenue to be generated by products expected to be included in the Company’s customers’ products. The Company further believes its estimates are reliable, for a number of reasons, including the following: (1) these design wins have been awarded by large multinational original equipment manufacturers (“OEMs”), with tens of billions of dollars in revenue, and which are expected, based on projections of independent third party sources, to achieve significant market share in the new converged networking market; (2) the Company has existing design wins with these customers that are each currently generating, in the aggregate for each customer, more than $10 million per year; and (3) substantially all of the design wins awarded to the Company by these customers in the past have resulted in incorporation of the Company’s products into the customers’ products, with resulting revenues.

•	Meaningful Financial and Market Share Contributions from Converged Networking Within the Next Year. The Company’s recent contract wins in the converged networking market are anticipated to begin shipment starting in the third calendar quarter of 2009 and to have a significant impact on the Company’s revenues beginning in calendar year 2010. The Company anticipates that this is a first-mover advantage that will allow it to sustain a high level of penetration within the subject

[1]	Dell’Oro Network Adapter Report 5-Year Forecast 2009-2013, January 2009; Dell’Oro SAN Report 5-Year Forecast 2009-2013, January 2009.

platforms, each with a long lifecycle. In addition, the Company believes that these contract wins will allow it to capture a significant share of the converged networking market, which will contribute meaningful incremental revenues to the Company’s already significant market share in the fibre channel market.

•	Broadcom has Access to Information not Available to the Company’s Stockholders. The Company’s market valuation prior to Broadcom’s proposal on April 21, 2009 did not reflect the long-term value potential of the contract wins described above. Moreover, the Company is precluded from communicating further information on the scope and nature of its contract wins. However, due to its participation in the proposal process for the contract wins, the Company believes that Broadcom is aware of such specific information, which is confidential and not available to the market or the Company’s stockholders and thus does not allow the Company’s stockholders to further assess the potential benefits of such wins.
•	The Offer does not compensate the Company’s stockholders for a range of other initiatives being undertaken by the Company that will start to meaningfully impact earnings within the next year and beyond.
•	New Value-Added Fibre Channel and I/O Solutions. The Company has developed additional product and software offerings that will help to differentiate its existing fibre channel offering, which are expected to result in enhanced revenues and margin dollars. For instance, the Company’s new EmulexSecure™ Encryption HBA and SAN Management Software are value-added solutions that the Company anticipates will contribute meaningfully to future revenues. Collectively, it is expected that these products will comprise approximately 10% of the Company’s revenues by fiscal year 2012.

•	Aggressive Expense Reductions. Beginning in the second half of calendar year 2008, the Company has taken actions to materially reduce its operating expenses in response to deteriorating macroeconomic conditions. As part of these efforts, the Company reduced headcount by approximately 10%, which the Company expects will result in approximately $12 million in direct savings from salary, benefits and other overhead costs. The Company also expects to realize approximately $8 million in additional savings from other expense reduction efforts that have included reductions in domestic employee paid-time-off accrual by one half, suspension of the Company 401(k) retirement plan match, and reduction of travel, marketing events, meals and entertainment. Collectively, the Company projects that these aggressive expense reductions will result in approximately $20 million in annual savings. At the time of the Offer, the Company’s earnings had not yet fully reflected the benefit of these cost reductions.

•	Increased Operating Leverage. The increased addressable market and revenue base for the Company resulting from its expansion into the new converged network market are anticipated to positively impact the Company’s operating margins. For instance, in the future, the Company expects to leverage a more consolidated converged networking development roadmap, which will increase its return on Research and Development (“R&D”) investment. Similarly, because both fibre channel and converged network markets have common sales channels, the Company anticipates increasing its leverage on sales and marketing expenditures.

•	International Strategy. During fiscal year 2009 the Company undertook several significant international initiatives to increase its global sales force, expand its R&D efforts in its India subsidiary and more efficiently support its international customers. Such initiatives included the creation of an Irish subsidiary during the latter part of the Company’s fiscal year 2008 to expand the Company’s international operations by providing local customer service and support to the Company’s customers outside the United States. In addition, the Company granted an intellectual property license and entered into a research and development cost sharing agreement with a newly formed subsidiary in the Isle of Man. The international subsidiaries of the Company ramped up operations in the Company’s fiscal year 2009. These subsidiaries, in addition to the Company’s other international subsidiaries, are allowed to recognize profits consistent with their risks and functions. The profits that the Company’s international subsidiaries recognize may be taxed in jurisdictions with tax rates lower than the United States, thus the Company believes that the above actions will have the further benefit of reducing the Company’s effective tax rate materially in fiscal year 2010 and beyond. Currently, the Company is forecasting approximately 50% of its profits in fiscal year 2010 will be in international jurisdictions with lower tax rates than the United States.

•	Meaningful Near- and Mid-Term Financial Impact. The Company anticipates that these initiatives will meaningfully and positively impact its earnings within the next twelve months and beyond and have the potential to generate significant value for its stockholders. Broadcom’s Offer fails to adequately compensate the Company’s stockholders for this incremental value potential.
•	The Offer is clearly timed to take advantage of the Company’s depressed stock price, which has been impacted by the current unprecedented negative macroeconomic conditions.
•	Significant Discount to 52-Week High. Broadcom’s unsolicited proposal was launched at a time when the Company’s stock had traded down approximately 55% from its 52 week high of $14.74 per share. Broadcom’s offer represented a discount of approximately 37% to the Company’s 52-week high.

•	Depressed Prices for the Company and its Peers. The current trading price of the Company’s Shares reflects the current unprecedented macroeconomic conditions, which have had a significant adverse impact on the market for enterprise networking equipment, especially in some of the Company’s key end markets such as the financial sector. Similar to the Company, its peers[2] were trading at approximately 44% of their 52 week high. From a longer-term perspective, over the past three years the Company and its peers [2] have traded down approximately 63% and 61%, respectively.

•	Broadcom’s Stated Premium is Based on a Stock Price that was Near Ten-Year Lows and Without the Benefit of Significant Information. Broadcom has opportunistically timed its approach to take advantage of the fact that the Company’s stock was trading near ten-year lows and did not reflect the non-public converged networking contract wins. Therefore the “premium” cited by Broadcom is based on a stock price that is not representative of the value of the Company.
•	The Offer is funded in significant part by the Company’s own cash resulting in Broadcom offering only $5.59 per share for the operations of the Company.
•	As of March 29, 2009, the Company had cash and investments of approximately $303 million and no outstanding indebtedness, or $3.66 in cash per Share. As a result, net of cash, Broadcom is effectively offering to pay only $5.59 per Share for the operations of the Company in the Offer.
•	The Offer is highly conditional, creating substantial uncertainty as to whether Broadcom would be required to consummate the Offer.
•	Equity Market Performance Condition. The Offer is conditioned upon the performance of the Dow Jones Industrial Average, S&P 500 index and the NASDAQ Composite Index (together, the “Indices”). To the extent that any of these Indices decline by an amount in excess of 15% measured from the close of business at the time of commencement of the Offer, Broadcom is not required to complete the Offer. In the past two years, the equity markets have dropped over 15% in a 20 trading-day period at least 22 times.

•	Litigation Condition. The Offer is conditioned on the absence of various types of litigation and the condition is sufficiently broad that Broadcom and Purchaser may argue that the litigation currently pending against the Company as described under the heading “Legal Proceeding” (including the litigation filed by Broadcom) may have already triggered the failure of this condition.

•	The Antitrust Condition and Other Regulatory Conditions. The Offer is also conditioned on the approval of various governmental and regulatory authorities, including those relating to antitrust regulation. There can be no guarantee that Broadcom will successfully receive approval from these entities.

•	Highly Conditional Offer. The effect of these, and other numerous conditions, is that the Company’s stockholders cannot be assured that Broadcom will be required to consummate its Offer.
The Board of Directors of the Company strongly believes that the consent solicitation being undertaken by Broadcom is not in the best interests of the Company’s stockholders.
We urge stockholders to reject Broadcom’s consent solicitation and revoke any consent previously submitted.
Please do not delay. In order to ensure that the Board is able to act in your best interests, please mark, sign, date and return the enclosed WHITE consent revocation card as promptly as possible.

[2]	The Company’s peers include Brocade, Finisar, JDS Uniphase, LSI and QLogic.

BACKGROUND OF THE SOLICITATION
     On December 22, 2008, Scott McGregor, Broadcom’s Chief Executive Officer, left a voicemail message for Paul Folino, the Company’s Executive Chairman, requesting that Mr. Folino call him.
     On December 24, 2008, Mr. Folino returned Mr. McGregor’s phone call. Mr. McGregor expressed a general interest in a combination of the Company and Broadcom, but did not provide Mr. Folino with any terms. Mr. McGregor and Mr. Folino agreed to schedule a follow-up call after the New Year and after Mr. Folino had the opportunity to confer with the Board.
     On January 2, 2009, the Board met with the Company’s management, legal counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), and representatives of the Company’s financial advisor, Goldman Sachs, to discuss the conversation between Mr. McGregor and Mr. Folino regarding a potential combination of the Company and Broadcom. After a thorough discussion, the Board determined that it was not in the best interests of the Company and its stockholders to engage in a sale transaction at that time.
     On January 7, 2009, at the request of the Board, Mr. Folino called Henry Samueli, a Broadcom co-founder, to inform him of the Board’s determination.
     On January 8, 2009, Mr. McGregor acknowledged his receipt of the message delivered on behalf of the Board by Mr. Folino to Mr. Samueli, but neither Mr. McGregor nor any other representative of Broadcom communicated with the Company again on this topic until April 21, 2009.
     On April 21, 2009, Mr. McGregor sent Mr. Folino the following letter (which was also included in a press release issued by Broadcom on the same day):
April 21, 2009
The Board of Directors of Emulex Corporation
c/o Paul F. Folino
Executive Chairman of the Board of Directors
Emulex Corporation
3333 Susan Street
Costa Mesa, CA 92626
     Dear Paul:
I am writing on behalf of the Board of Directors of Broadcom Corporation to propose that Broadcom acquire all of the outstanding shares of Emulex common stock for $9.25 per share, payable in cash. Our proposal is not subject to any financing condition. We are confident that if we are given the opportunity to engage directly with Emulex we will be able to negotiate a mutually acceptable merger agreement, which we believe we would be able to complete expeditiously.
      Significant Premium Without Risk
Our proposal provides an opportunity for Emulex shareholders to receive an immediate and substantial cash premium that offers an attractive and highly certain outcome for their investment. Importantly, our offer reflects a material premium to Emulex’s trading values over recent months, an attractive premium to the April 20th closing price despite the recent run up in value, and a significant premium to analyst estimates of shareholder value that Emulex could expect to create on its own. Specifically, our proposal offers Emulex shareholders the following premiums:
•	40% to April 20th closing price

•	62% to the average closing price for the last 30 trading days

•	Approximately 85% to Enterprise Value*

•	42% to the Median Analyst 12 Month Price Target

*	Enterprise Value = Market Equity Value + Debt — Cash & Equivalents

Given Emulex’s substantial net cash and cash equivalents balance and its obvious contribution to your overall equity value per share, approximately $3.46 per share, we think that your investors will find the Enterprise Value premium we are offering, approximately 85%, particularly persuasive. Indeed, by any relevant financial measure — premiums, trading multiples, operating cash flow, or analyst target prices — this all-cash proposal represents a compelling and unique opportunity for Emulex shareholders to realize attractive value now.
     Complementary Networking Solutions Create Compelling Strategic Rationale
As you know, we have believed for some time that a combination of our two companies would benefit both companies’ shareholders and the customers we serve. With that strategic opportunity to meet the needs of the market in mind, we sought to engage you and your Board of Directors in discussions in late December regarding a potential combination of Emulex with Broadcom. We were disappointed when, in early January, you responded that the company was not for sale and abruptly cut off the possibility of further discussions. Even more troubling was the fact that merely one week after that communication, you took actions clearly designed to thwart the ability of your shareholders to receive a premium for their shares. These included adopting a “poison-pill” and amending your bylaws. It is difficult for us to understand why Emulex’s Board of Directors has not been open to consideration of a combination of our respective companies. We would much prefer to have engaged in mutual and constructive discussions with you. However this opportunity is in our view so compelling we now feel we must share our proposal publicly with your shareholders.
Our proposal to combine Broadcom and Emulex will not only provide significant benefits to Emulex shareholders, but also to Emulex’s customers, many of whom we share in common. The architecture of data centers is evolving rapidly, and customers’ desire for system consolidation is driving the need for converged networking solutions where multiple traffic types — such as network, storage and clustering — are all carried over a single network infrastructure. These converged networking solutions promise to enable end users to reduce the overall number of NICs, cables and switch ports required to run their networks, which in turn lowers overall costs, power and cooling requirements, and reduces the time and expense spent supporting and maintaining multiple distinct networks. In the future, the convergence of Fibre Channel and Ethernet “FCoE” will be offered through a single chip solution inside Servers and Switches. Customers will demand from their suppliers advanced chip technology and supply chain scale and reliability which is not an area of strength for Emulex. Broadcom brings tremendous value in advanced chip technology and supply chain scale and reliability to Emulex’s products — and customers.
If we seize the opportunity to combine Broadcom’s deep expertise and leadership in Ethernet networking and fabless SoC development with Emulex’s similarly impressive expertise and leadership in Fibre Channel storage networking these complementary strengths will enable our combined company to accelerate the development and adoption of the converged networking solutions that represent the future.
     Enhances Ability to Innovate and Encourage Product Development
In addition to the development of exciting new converged networking solutions, there are substantial opportunities for this transaction to strengthen Emulex’s existing businesses given our complementary customer profiles and the potential to enhance operational and supply chain scale. We believe the proposed combination would enable us to offer our customers a more complete product portfolio, while enabling Emulex to penetrate business segments where it has historically underperformed. We are particularly excited by the value our combined company will bring to the growing blade server segment, in which Broadcom has a demonstrated track record of innovation and reliable supply to many of the leading OEMs. The combination also will allow us to dedicate more resources to product development and customer support than either company could do separately.
In short, we are confident the innovative integration of our respective technical capabilities will be a winning proposition for our customers — driving a broader set of offerings for the customers of both companies, including better support, lower costs and higher performance solutions.
Just as our combination will offer exciting and tangible benefits for customers, we also believe that a combination will be a rewarding opportunity for Emulex’s employees. We have a great deal of respect for the technical achievements of the Emulex team, and believe the continued motivation and productivity of Emulex’s employees is critical to our combined success. Broadcom has a culture rich in innovation, high quality execution, and a willingness to invest aggressively in the development of new technologies — all of which spell opportunity for the employees of a combined company to do great things. In addition, because our companies’ respective headquarters are located only a few miles from each other in Orange County, California, we hope and expect that we will be able to integrate our teams rapidly and foster a high degree of collaboration and interaction from the very start. It would be our clear intent to strive for continued technological leadership and superior customer service after our two companies are combined.
To move forward quickly, we have retained Banc of America Securities as our financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as our legal advisor, which, alongside our senior management team, have already completed extensive analysis and due diligence based on publicly available information. Broadcom has a well-established record as an acquiror, having completed more than forty such transactions over the past decade.
We understand your role as directors and your responsibility to act in the best interests of the Emulex shareholders in reviewing and making a recommendation with respect to our proposal and hope you will not take any further actions that would destroy shareholder value or otherwise impede your shareholders’ ability to approve and consummate a transaction. To that end, we are today commencing an action in the Delaware Court of Chancery against Emulex and its Board of Directors to declare invalid that portion of Section 6.4 of Emulex’s recently amended Bylaws that imposes the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66-2/3% of the outstanding shares. We will also ask the Court of Chancery to enjoin enforcement of that provision as well as any improper actions to impede this proposal or Broadcom’s efforts to acquire control of Emulex.
Of course, our strong preference would be to proceed in a friendly, constructive way to make this exceptional opportunity a reality as soon as possible. After you have had a chance to consider our proposal with your advisors, we would welcome the opportunity to discuss it with you. But please note that regardless of whether you engage with us, we are prepared to submit our proposal directly to Emulex’s stockholders for their approval.
This matter has the highest priority for Broadcom. I look forward to a positive response from you shortly.
Sincerely yours,
Scott A. McGregor
President and Chief Executive Officer
     Also on that date, Broadcom filed a lawsuit in the Court of Chancery of the State of Delaware against the Company and the members of the Board. The substance of the complaint is described under the heading “Legal Proceedings.”
     Later in the day on April 21, 2009, the Board met with the Company’s management and legal and financial advisors to discuss Broadcom’s proposal. During such meeting, Mr. Folino updated the Board on the events that had transpired since Broadcom’s announcement of its proposal. The Board and its advisors also discussed the process to be undertaken in connection with review of the Broadcom proposal.
     On April 29, 2009, the Board met with the Company’s management and legal and financial advisors to further discuss Broadcom’s proposal. During such meeting, representatives of Gibson Dunn reviewed with the Board its fiduciary duties with respect to Broadcom’s proposal. The Company’s management and representatives of Goldman Sachs reviewed with the Board the Company’s business, financial condition and prospects and updated the Board on events that had transpired since its last meeting on April 21, 2009. After extensive discussions the Board requested that the Company’s management and advisors continue their review of the Broadcom proposal.
     On May 3, 2009, the Board met with the Company’s management and legal and financial advisors to further evaluate Broadcom’s proposal. During such meeting the Board carefully considered the Company’s business, financial position and prospects, the terms of Broadcom’s proposal, the nature and timing of Broadcom’s proposal and other business opportunities available to the Company. After extensive discussion and careful consideration, the Board unanimously determined that Broadcom’s proposal significantly undervalued the Company’s long-term prospects and was not in the best interest of its stockholders.
     On May 4, 2009, the Company sent the following letter to the board of directors of Broadcom (which was also included in a Company press release issued the same day):
     May 4, 2009

The Board of Directors of Broadcom Corporation
c/o Scott McGregor, Chief Executive Officer
Broadcom Corporation
5300 California Avenue
Irvine, California 92617
Mr. McGregor,
We received your unsolicited, non-binding proposal to acquire Emulex for $9.25 per share in cash on April 21, 2009 and have carefully evaluated it in consultation with our financial and legal advisors. While we understand your interest in our Company, we believe your offer of $9.25 per share significantly undervalues Emulex’s long-term prospects and is not in the best interest of our stockholders. As a result, the Board of Directors has unanimously decided to reject your proposal.
Your proposal significantly undervalues Emulex’s long-term prospects, particularly with respect to new data center opportunities in network convergence. As you are well aware, Emulex is successfully building a leadership position in the rapidly expanding network convergence market. Over the past several months, Emulex has achieved numerous design wins with tier-one server original equipment manufacturers (OEMs) with our groundbreaking OneConnect™ Universal Converged Network Adapter (UCNA) platform and OneCommand™ convergence management framework. These include five tier-one 10Gb/s Ethernet Network Interface Card (NIC) placements, three 10Gb/s Internet Small Computer System Interface (iSCSI) CNA placements and four 10Gb/s Fibre Channel over Ethernet (FCoE) CNA placements. Our leadership in network convergence enables us to expand into new product categories that have significantly increased our value to OEMs and will more than double our current addressable market. We expect to see meaningful revenue from these products in calendar year 2010 and beyond, and hence, they will be a key value-driver for Emulex over the long-term.
Emulex’s existing host server and embedded storage businesses also continue to represent significant value. Our established customer base includes a broad range of server and storage OEMs, including Cisco, Dell, EMC, Fujitsu, Hitachi, HP, IBM, LSI, NEC, NetApp, Sun and Xyratex, among others. The Company is continually innovating new products and solutions in our core business, such as our new encryption HBA and our embedded storage systems and solutions, to meet our customers’ evolving needs. With our strong customer base, our established sales channels, and our proven innovation in these markets, Emulex expects to deliver significant value to its stockholders.
Additionally, we have made significant operational improvements in the Company’s cost and tax structure, while at the same time increasing our international operations over the last several quarters. We believe these changes will enable Emulex to more efficiently serve our global customer base and ultimately result in increased profitability and value-creation over the long-term.
Your unsolicited proposal is opportunistic given Broadcom is uniquely aware of the new unannounced design wins that Emulex has secured with tier-one OEMs at the expense of Broadcom and other competitors. As you know, these design wins are kept confidential at our customers’ request and do not typically begin contributing revenue for several quarters. Thus, Emulex’s stock price does not fully reflect the long-term value creation potential that the Company has already secured. However, given that some of these design wins have come at your expense, including your core Ethernet networking business, you are uniquely aware of the future value we have secured and how well positioned we are to unseat you on many other platforms in the near future. We believe your proposal is an opportunistic attempt to capture that value, which rightly belongs to our stockholders.
Your unsolicited proposal is an opportunistic attempt to take advantage of Emulex’s depressed stock price due to unprecedented macroeconomic conditions. Your proposal is approximately 37% below the Company’s 52-week high of $14.74 per share. Over this same time period, the Nasdaq is down approximately 33% and our industry as a whole is trading at significantly depressed values. Additionally, Emulex’s stock was trading near its lowest levels in nearly ten years just before your proposal.
In closing, I note that your April 21 letter incorrectly describes our prior communications regarding your interest in Emulex, as well as Emulex’s corporate governance structure. It is unclear why you raised these subjects and made inaccurate statements in regard to them as they are unrelated to your proposal, so I will not respond other than to strongly urge you that any statements you plan to release to the public or make to stockholders or customers in the future be accurate.

The Board of Directors is very enthusiastic about the future prospects of the Company and the long-term value potential of our current strategy. As such, while we understand your interest in our business, we believe your proposal to acquire Emulex significantly undervalues our Company and is in not in the best interests of Emulex stockholders.
Sincerely,
Paul F. Folino
Executive Chairman
Emulex Corporation
     On May 5, 2009, Broadcom, through Purchaser, commenced the Offer for all of the Company’s outstanding Shares and filed a Schedule TO. In addition, Broadcom announced its intention to solicit written consents of the Company’s stockholders in order to amend the Bylaws to allow the Company’s stockholders to call a special meeting of the stockholders and filed Broadcom’s Consent Statement.
     On May 14, 2009, the Board met to discuss what recommendation, if any, it should make to the Company’s stockholders with respect to the Offer. The Company’s management and legal and financial advisors were also present at the meeting. After careful consideration, including taking into account the factors set forth above under “Reasons to Reject Broadcom’s Proposals,” the Board unanimously determined that the Offer was grossly inadequate and not in the best interests of the Company and its stockholders. Accordingly, the Board unanimously determined to recommend that the Company’s stockholders reject the Offer and not tender their Shares in the Offer, and approved the filing of a Solicitation/Recommendation Statement on Schedule 14D-9 and this Consent Revocation Statement in connection with the Offer and Broadcom’s Consent Statement.
     On May 15, 2009, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, reporting that the Board had unanimously determined to recommend that the Company’s stockholders reject the Offer and not tender their Shares in the Offer.
     On May 15, 2009, the Company filed a preliminary Consent Revocation Statement on Schedule 14A opposing Broadcom’s consent solicitation and soliciting the revocation of any consents obtained by Broadcom pursuant to its consent solicitation.
     Also on May 15, 2009, the Company filed a lawsuit in the United States District Court for the Central District of California, Southern Division against Broadcom and Purchaser. The substance of the complaint is described under the heading “Legal Proceedings.”
     On May 29, 2009, a representative of the financial advisor of the Company agreed to a call at the request of a representative of the financial advisor of Broadcom. In such call, the Broadcom financial advisor inquired if the Company had any new information for Broadcom. The Broadcom advisor also informed the Company’s financial advisor that he did not have any information to provide the Company regarding Broadcom’s offer, other than that which Broadcom had already made public to that date. The Company determined, that consistent with the Board’s prior determination with respect to the Offer and the lack of any new information, further discussions with the Broadcom advisor regarding Broadcom’s grossly inadequate offer were not warranted.
     Also on May 29, 2009, the Company filed a lawsuit in the Superior Court of the State of California for the County of Orange against Broadcom. The substance of the complaint is described under the heading “Legal Proceedings.”

     On June 5, 2009, Mr. McCluney agreed to a call with Mr. McGregor, at his request. In the call, Mr. McGregor reiterated that Broadcom had no further information for the Company on its offer, other than that which it had already made public. Mr. McGregor further made clear that Broadcom would require receipt of non-public and highly competitive information regarding the Company and its business before it would even consider altering any terms of its offer. On June 8, 2009, Mr. McCluney sent an email to Mr. McGregor in response to their June 5, 2009 conversation. The text of the email is as follows:
Dear Scott:
I discussed with our Board members and advisors your phone call to me of June 5. In order to avoid any mischaracterization of what was discussed and Emulex’s response, as was the case in a recent interaction between our respective financial advisors, I am responding to you in writing.
As you confirmed during our conversation, while you have no new information to provide to Emulex other than what has already been made public, Broadcom desires to receive non-public information regarding Emulex, including highly competitive and sensitive information regarding our technology, details of customer plans, design wins and financial plans. We fail to see how it would be in the best interests of Emulex stockholders to share such information with Broadcom based on the facts you have made public to date, including an offer that has been unanimously deemed by the Emulex Board to be grossly inadequate.
Regards,
Jim
Mr. McGregor sent a response email to Mr. McCluney on June 8, 2009. The text of that email is as follows:
Jim,
Thank you for the response. I would like to clarify your understanding of the discussion and Broadcom’s proposal. I had reached out to you in an effort to open a channel of communication and in order to see if we could progress discussions toward a negotiated transaction. I conveyed to you that while Broadcom must and will be financially disciplined and needs the overall terms to make sense when compared with our other alternatives, we are open to discussing all terms of a potential transaction. I said that if Emulex is willing to share its perspective and information that could prompt us to take a different view on transaction terms. If Emulex can justify a valuation that is not ascertainable from public information, we would consider it.
While we believe we will be successful in continuing to pursue a transaction directly with your shareholders, we recognize that jointly negotiating a transaction would not only be a more efficient use time and resources for both of us but also an effective way to ensure a smooth and seamless transition for Emulex’s customers, partners and employees. We think that your shareholders would agree and would prefer for you to negotiate a transaction with us rather than continuing to delay. I regret that our communication on Friday did not lead to a more fruitful conclusion.
Sincerely yours,
Scott
     On June 9, 2009, the Company announced that the Company’s 2009 annual meeting of stockholder will be held on November 19, 2009.
     Also on June 9, 2009, Broadcom filed a definitive consent solicitation statement in connection with its consent solicitation.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT
REVOCATION SOLICITATION
Q:	Who is making this consent revocation solicitation?

A:	The Emulex Board of Directors.

Q:	What are we asking you to do?

A:	You are being asked (i) to NOT return any GOLD consent card solicited by Broadcom and (ii) to revoke any consent that you may have delivered in favor of any of the Proposals by executing and delivering the WHITE Consent Revocation Card as discussed below.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by executing and delivering a WHITE Consent Revocation Card as discussed in the following question.

Q:	What is the effect of delivering a WHITE consent revocation card?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Broadcom. Even if you have not submitted a GOLD consent card, you may submit a WHITE Consent Revocation Card. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a GOLD consent card, it will help us keep track of the progress of the consent process.

Q:	What is the Board’s recommendation?

A:	The Board of Directors has unanimously determined that the Broadcom Offer is not in the best interest of the Company’s stockholders because it:
•	significantly undervalues the Company’s long-term prospects and does not adequately compensate stockholders for their Shares;

•	is opportunistic, given that the Company believes that Broadcom was aware of significant new non-public design wins by the Company in converged networking prior to making its proposal on April 21, 2009;

•	does not compensate the Company’s stockholders for a range of other initiatives being undertaken by Emulex that will start to meaningfully impact earnings within the next year and beyond;

•	is clearly timed to take advantage the Company’s depressed stock price, which has been impacted by the current unprecedented negative macroeconomic conditions;

•	is funded in significant part by the Company’s own cash resulting in Broadcom offering only $5.59 per Share for the operations of the Company; and

•	is highly conditional, creating substantial uncertainty as to whether Purchaser would be required to consummate the Offer.

Accordingly, the Board urges you to reject Broadcom’s consent solicitation and revoke any consent previously submitted.
Q:	What should I do to revoke my consent?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign and date the enclosed WHITE Consent Revocation Card and return it TODAY or as soon as possible to the Company’s proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie”), in the envelope provided. It is important that you sign and date the WHITE Consent Revocation Card.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in Broadcom’s Consent Statement?

A:	Only the holders of record of the Shares on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in Broadcom’s Consent Statement. In accordance with Delaware law and the Bylaws, the Board has set May 22, 2009 as the Record Date for the determination of stockholders who are entitled to execute, withhold or revoke previously given consents relating to Broadcom’s proposals. The Company will be soliciting consent revocations from stockholders of record as of May 22, 2009 and only holders of record of Shares as of the close of business on May 22, 2009 may execute, withhold or revoke consents with respect to Broadcom’s consent solicitation. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Shares on the Record Date and the consent or revocation was otherwise valid.

Q:	When should I return my Consent Revocation Card?

A:	In order for the Proposals to be adopted, the Company must receive valid, unrevoked consents executed by the holders of a sufficient number of Shares within 60 days of the earliest-dated consent delivered to the Company. Because the Proposals could become effective before the expiration of the 60-day period, you should promptly return the WHITE Consent Revocation Card.

Q:	What happens if I do nothing?

A:	If you do not execute and send in any consent that Broadcom sends you, you will effectively be voting AGAINST the Proposals. Although submitting a WHITE Consent Revocation Card will not have any legal effect if you have not submitted a GOLD consent card, it will help us keep track of the progress of the consent process.

If you have validly executed and delivered a GOLD consent card that Broadcom sent you, doing nothing further will mean that you have consented to Broadcom’s Proposals. If you have executed and delivered a GOLD consent card that Broadcom sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the WHITE Consent Revocation Card.

Q:	Who should I call if I have questions about the solicitation?

A:	If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call MacKenzie toll free at (800) 322-2885.
THE CONSENT PROCEDURE
Voting Securities and Record Date
     In accordance with Delaware law and the Bylaws, the Board has set May 22, 2009 as the Record Date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to the proposals contained in Broadcom’s Consent Statement. As of the Record Date, there were 82,941,857 Shares outstanding, each entitled to one vote per Share.
     Only record holders of Shares as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Broadcom Consent Solicitation and this Consent Revocation Statement. Persons beneficially owning Shares through a broker, bank or other nominee, should contact such broker, bank or other nominee and instruct it to execute the WHITE Consent Revocation Card on their behalf. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Shares on the Record Date and the consent or revocation is otherwise valid.
Effectiveness of Consents
     Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. The Bylaws provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company requires the approval of 66 2/3% of the outstanding Shares. Therefore, in order to be effective, Proposals 1, 3, 4 and 5 require consents signed by stockholders representing at least 66 2/3% of the Shares outstanding as of the Record Date.

     Furthermore, under Section 228 of the DGCL, all consents will expire unless valid, unrevoked consents representing at least 66 2/3% of the outstanding Shares are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.
     Broadcom has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing the 66 2/3% approval requirement. The Company intends to vigorously defend against this litigation. The substance of the litigation is described under the heading “Legal Proceedings.” If Broadcom is successful in obtaining an injunction against the Company’s enforcement of Section 6.4 of the Bylaws, written consents of holders of a majority of the outstanding Shares will be sufficient to effect Proposals 1, 3, 4 and 5.
     Because the proposals contained in Broadcom’s Consent Statement could become effective before the expiration of the 60-day period set forth in Section 228 of the DGCL, WE URGE YOU TO ACT PROMPTLY TO RETURN THE WHITE CONSENT REVOCATION CARD.
Effect of WHITE Consent Revocation Card
     A stockholder may revoke any previously signed consent by completing, signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Broadcom. Stockholders are urged, however, to deliver all consent revocations to the Company c/o MacKenzie at 105 Madison Avenue, New York, New York 10016. The Company requests that if a revocation is instead delivered to Broadcom, a copy of the revocation also be delivered to the Company c/o MacKenzie at the address set forth above, so that the Company will be aware of all revocations.
     Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of the Proposals.
     Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Broadcom or by delivering to Broadcom a subsequently dated GOLD consent card that it sent to you.
     The Company has retained MacKenzie to assist in communicating with stockholders in connection with the Broadcom consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call MacKenzie toll free at (800) 322-2885.
     You are urged to carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged NOT to sign any GOLD consent cards. Instead, the Company urges you to reject the solicitation efforts of Broadcom by promptly completing, signing, dating and mailing the enclosed WHITE Consent Revocation Card to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Tel: (800) 322-2885 (Toll-Free), (212) 929-5500 (Collect), Email: Emulex@mackenziepartners.com. Please be aware that if you sign a GOLD consent card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Proposals in Broadcom’s Consent Statement.
Results of Consent Revocation Statement
     The Company will retain an independent inspector of elections in connection with Broadcom’s consent solicitation. The Company intends to notify stockholders of the results of Broadcom’s consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.
SOLICITATION OF REVOCATIONS
Cost and Method
     The cost of the solicitation of consent revocations will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s solicitation of consent revocations (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $[•], of which approximately $[•] has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person, or by telephone or other forms of telecommunication.

     The Company has retained MacKenzie, as proxy solicitor, at an estimated fee of up to $[•] plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. MacKenzie has advised the Company that approximately 100 of its employees will be involved in the solicitation of revocations by MacKenzie on behalf of the Company.
Participants in the Company’s Solicitation
     Under applicable regulations of the SEC, each director and certain executive officers of the Company are deemed “participants” in the Company’s Consent Revocation Statement. Please refer to the section entitled “Stock Ownership of Directors and Management” for information about our directors and executive officers who may be deemed to be participants.
PROFESSIONAL ADVISORS
     The Company engaged Goldman Sachs to act as its financial advisor in connection with, among other things, the Board’s analysis and consideration of the Offer and other potential strategic transactions. Pursuant to this engagement, the Company has agreed to pay Goldman Sachs customary advisory fees that will be payable whether or not the Offer is consummated. The Company has also agreed to reimburse Goldman Sachs’ reasonable expenses, including fees and disbursements of its counsel, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of the engagement, including certain liabilities under the federal securities laws.
     Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Broadcom and any of their respective affiliates or any currency or commodity that may be involved in any transaction arising from or related to the Offer for their own account and for the accounts of their customers.
     The Company has retained Sard Verbinnen & Co. LLC (“Sard”) as its public relations advisor in connection with the Offer. The Company has agreed to pay Sard customary compensation for such services. In addition, the Company has agreed to reimburse Sard for its expenses and to indemnify it against certain liabilities relating to or arising out of the engagement.
     The Company has engaged MacKenzie to assist it in connection with the Company’s communications with its stockholders with respect to the Offer. The Company has agreed to pay MacKenzie customary compensation described under “SOLICITATION OF REVOCATIONS — Cost and Method” and to indemnify it against certain liabilities relating to or arising out of the engagement.
     Except as set forth above, neither the Company nor any person acting on its behalf has directly or indirectly employed, retained, or compensated, or currently intends to employ, retain, or compensate, any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to Broadcom’s consent solicitation.
LEGAL PROCEEDINGS
Delaware Litigation
     On April 21, 2009, Broadcom filed a lawsuit in the Court of Chancery of the State of Delaware against the Company and the members of the Board in conjunction with the announcement of its proposal to acquire control of the Company. On May 5, 2009, Broadcom filed an amended complaint. The amended complaint asserts counts for declaratory relief and breach of fiduciary duty in connection with the amendments to the Bylaws adopted in January 2009 and the Company’s new stockholder rights plan adopted in January 2009 to replace its expiring rights plan. The amended complaint alleges that the directors breached their fiduciary duties by maintaining the Bylaw amendments and failing to redeem the stockholder rights plan in the face of the Offer. The complaint seeks: (1) a declaration that Section 6.4 of the Bylaws is invalid and void; (2) a declaration that the Board breached its fiduciary duties by maintaining the amendments to the Bylaws and maintaining and/or refusing to redeem the stockholder rights plan; (3) an injunction preventing the Board from relying on, implementing, applying or enforcing the January 2009 amendments to the Bylaws and the new stockholder rights plan; (4) an injunction preventing the Board from taking any improper action designed to impede, or which has the effect of impeding, Broadcom’s April 21, 2009 proposal to acquire the Company, its May 5, 2009 tender offer and its efforts to acquire control of the Company; and (5) costs and disbursements, including attorneys’ and expert fees.
     On April 27, 2009, Reid Middleton filed a lawsuit in the Court of Chancery of the State of Delaware on behalf of himself and all other similarly situated stockholders of the Company and derivatively on behalf of the Company. The complaint names the members of the Board as defendants and the Company as a nominal defendant. The complaint asserts a claim for breach of fiduciary duty on behalf of a putative class of holders of Shares and a derivative claim for devaluation of the Company stemming from the Company’s January 2009 amendments to its Bylaws, adoption of a new stockholder rights plan to replace its expiring rights plan and amendments to its Key Employee Retention Agreements, and actions in response to Broadcom’s announcement of its proposal to acquire the Company. The complaint seeks declaratory and injunctive relief, compensatory damages, interest and costs, including attorneys’ and expert fees.
     On May 7, 2009, Kamwai Fred Chan filed a lawsuit in the Court of Chancery of the State of Delaware on behalf of himself and all other similarly situated stockholders of the Company. The complaint names the members of the Board and the Company as defendants. The complaint asserts a claim for breach of fiduciary duty on behalf of a putative class of holders of Shares relating to the Company’s January 2009 amendments to its Bylaws, adoption of a new stockholder rights plan to replace its expiring rights plan, and amendments to its Key Employee Retention Agreements, and actions in response to Broadcom’s announcement of its proposal to acquire the Company. The complaint seeks declaratory and injunctive relief, compensatory damages, interest and costs, including attorneys’ and expert fees.
     On May 11, 2009, the Court of Chancery of the State of Delaware granted plaintiff Reid Middleton’s motion to expedite proceedings and set a trial date in the three foregoing lawsuits (the “Delaware Litigation”) beginning on July 8, 2009.
     Also on May 11, 2009, Pipefitters Local No. 636 Defined Benefit Plan filed a lawsuit in the Court of Chancery of the State of Delaware on behalf of itself and all other similarly situated stockholders of the Company and derivatively on behalf of the Company. The complaint names the members of the Company’s Board as defendants and the Company as a nominal defendant. The complaint asserts a claim for breach of fiduciary duty on behalf of a putative class of holders of Shares relating to the Company’s January 2009 amendments to its Bylaws, adoption of a new shareholder rights plan to replace its expiring rights plan, amendments to its Key Employee Retention Agreements, and actions in response to Broadcom’s announcement of its proposal to acquire the Company. The Complaint also asserts a derivative claim for breach of fiduciary duty based on the same actions. The complaint seeks declaratory and injunctive relief, including mandatory injunctive relief, and costs, including attorneys’ and expert fees.
     On May 12, 2009, Norfolk County Retirement System filed a lawsuit in the Court of Chancery of the State of Delaware on behalf of itself and all other similarly situated stockholders of the Company. The complaint names the members of the Company’s Board and the Company as defendants. The complaint asserts a claim for breach of fiduciary duty on behalf of a putative class of holders of Shares relating to the Company’s January 2009 amendments to its Bylaws, adoption of a new shareholder rights plan to replace its expiring rights plan, and amendments to its Key Employee Retention Agreements, and actions in response to Broadcom’s announcement of its proposal to acquire the Company. The complaint seeks declaratory and injunctive relief, compensatory damages, interest and costs, including attorneys’ and expert fees.
California Litigation
     On May 6, 2009, Jim Robbins filed a lawsuit in the Superior Court of the State of California, County of Orange, on behalf of himself and all other similarly situated stockholders of the Company (the “California Litigation”). The complaint names the members of the Board, certain executive officers and the Company as defendants. The complaint asserts a claim for breach of fiduciary duty on behalf of a putative class of holders of Shares relating to the Company’s January 2009 amendments to its Bylaws, adoption of a new stockholder rights plan to replace its expiring rights plan, and amendments to its Key Employee Retention Agreements, and actions in response to Broadcom’s announcement of its proposal to acquire the Company. The complaint seeks declaratory and injunctive relief, a constructive trust upon any benefits improperly received as a result of the alleged wrongful conduct and breach of any duty owed to the holders of Shares, and costs, including attorneys’ and expert fees.
     The Company and the individual defendants believe that the claims asserted in the Delaware Litigation and the California Litigation are without merit and intend to vigorously defend against such claims.

Litigation Filed by the Company Against Broadcom
     On May 15, 2009, the Company filed a lawsuit in the United States District Court for the Central District of California, Southern Division, against Broadcom and Purchaser. The complaint asserts a count for violation of 15 U.S.C. 78n(a) and 17 C.F.R. § 240.14a-9 based on the materially misleading statements and omissions of material facts made by Broadcom and Purchaser in Broadcom’s Consent Statement. The complaint also asserts a count for violation of 15 U.S.C. 78n(e) and 17 C.F.R. § 240.14e-3 based on the materially misleading statements and omissions of material facts made by Broadcom and Purchaser in Purchaser’s Offer to Purchase, dated May 5, 2009, and related documents. The complaint seeks: (1) a declaration that Broadcom’s Consent Statement violates 15 U.S.C. 78n(a) and 17 C.F.R. § 240.14a-9; (2) a declaration that the Offer to Purchase and related documents violate 15 U.S.C. 78n(e) and 17 C.F.R. § 240.14e-3; (3) an Order from the Court directing Broadcom and Purchaser to correct by public means their material misstatements and omissions and to file with the SEC accurate disclosures required by 15 U.S.C. 78n(a) and 17 C.F.R. § 240.14a-9; (4) an injunction precluding Broadcom, Purchaser and other persons or entities acting in concert with them from exercising any rights as stockholders of the Company, including their rights to vote or submit shareholder consents until Broadcom and Purchaser correct by public means their material misstatements and omissions; (5) an injunction precluding Broadcom, Purchaser and other persons or entities acting in concert with them from trading in stock of the Company until Broadcom and Purchaser correct by public means their material misstatements and omissions in Broadcom’s Consent Statement; (6) an injunction precluding Broadcom and Purchaser from making any additional misstatements or omissions in connection with, or otherwise related to, the Offer; (7) an injunction precluding Broadcom, Purchaser and other persons or entities acting in concert with them from taking any action based on any consents that may have been obtained pursuant to Broadcom’s Consent Statement; (8) an Order from the Court invalidating any consents that Broadcom, Purchaser and other persons or entities acting in concert with them may have obtained pursuant to Broadcom’s Consent Statement; (9) an injunction precluding Broadcom, Purchaser and other persons or entities acting in concert with them from soliciting shareholder consents in connection with the actions described in Broadcom’s Consent Statement until 60 days after Broadcom and Purchaser correct by public means their material misstatements and omissions in Broadcom’s Consent Statement; (10) an injunction precluding Broadcom, Purchaser and other persons or entities acting in concert with them from making or disseminating any additional misstatements or omissions in connection with, or otherwise related to, proxy battles or shareholder votes or consent solicitations, including the solicitation of shareholder consents on the actions described in Broadcom’s Consent Statement; (11) an injunction precluding Broadcom, Purchaser and other persons or entities acting in concert with them from soliciting the Company’s shareholders to tender shares in connection with the actions described in the Offer to Purchase and related documents until 60 days after Broadcom and Purchaser correct by public means their material misstatements and omissions in the Offer to Purchase and related documents; and (12) costs and disbursements, including attorneys’ and experts’ fees.
     On May 29, 2009, the Company filed a lawsuit in the Superior Court of the State of California for the County of Orange against Broadcom. The complaint asserts violations of Sections 1709 and 1710 of the California Civil Code, intentional interference with contractual relations, intentional interference with prospective economic advantage and unfair competition. The complaint seeks (1) an injunction precluding Broadcom from failing and refusing to disclose all material information as required by law; proceeding with the Offer unless and until all material information as required by law is disclosed and corrected; and making any communication with any person or entity known or believed by Broadcom to be an existing Company customer in violation of the torts of business interference in violation of law; (2) costs, expenses, and reasonable attorneys’ fees pursuant to statutory and common law; and (3) such other and further relief as the Court deems just and proper.

APPRAISAL RIGHTS
     Holders of Shares do not have appraisal rights under the DGCL in connection with this solicitation of consent revocations.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Stock Ownership of Directors and Management
     The following table sets forth, as of May 12, 2009 (except as noted otherwise), information as to the beneficial ownership of our common stock by all directors, our named executive officers and our directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percentage of
Name of Beneficial Owner	Ownership (1)		Class (2)
Directors and Executive Officers
Fred B. Cox	431,500	(3)	*
Michael P. Downey	153,000	(4)	*
Bruce C. Edwards	248,000	(5)	*
Paul F. Folino	2,071,845	(6)	2.5%
Robert H. Goon	131,000	(7)	*
Don M. Lyle	151,000	(8)	*
Dean A. Yoost	95,000	(9)	*
James M. McCluney	971,212	(10)	1.2%
Marshall D. Lee	316,704	(11)	*
Michael J. Rockenbach	893,423	(12)	1.1%
Directors and Executive Officers as a group (11 persons)	5,582,684		6.4%
Former Executive Officers
Sadie A. Herrera	549,868	(13)	*
Michael E. Smith	502,833	(14)	*

(1)	This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and investment power with respect to their Shares (other than Shares subject to options). Amount of Shares beneficially owned includes Shares which are subject to options that are currently, or within 60 days following May 12, 2009 will be, exercisable.

(2)	Percent of class is based on the number of Shares outstanding on May 12, 2009 (82,922,844 Shares) plus, with respect to each named person, the number of Shares, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)	Consists of (i) 10,500 Shares held by Mr. Cox; (ii) 84,000 Shares held in an irrevocable trust with the trustees having voting and investing control; Mr. and Mrs. Cox are not trustees but are beneficiaries of this trust; (iii) 200,000 Shares held by a limited liability company owned by members of Mr. Cox’s family; Mr. Cox and his wife have no ownership, beneficial or otherwise and no management or investment control in this limited liability company; (iv) 7,000 shares of restricted stock held by Mr. Cox; and (v) 130,000 Shares which are subject to options held by Mr. Cox which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(4)	Consists of (i) 16,000 Shares held by Mr. Downey; (ii) 7,000 shares of restricted stock held by Mr. Downey; and (iii) 130,000 Shares which are subject to options held by Mr. Downey which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(5)	Consists of (i) 12,250 Shares held by Mr. Edwards; (ii) 4,000 Shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; (iii) 1,750 shares of restricted stock held by Mr. Edwards; and (iv) 230,000 Shares which are subject to options held by Mr. Edwards which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(6)	Consists of (i) 23,498 Shares held by a family trust of which Mr. Folino and his wife are co-trustees and share voting and investment power; (ii) 105,000 shares of restricted stock held by Mr. Folino; and (iii) 1,943,347 Shares which are subject to options held by Mr. Folino which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(7)	Consists of (i) 14,000 Shares held by Mr. Goon; (ii) 7,000 shares of restricted stock held by Mr. Goon; and (iii) 110,000 Shares which are subject to options held by Mr. Goon which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(8)	Consists of (i) 14,000 Shares held by Mr. Lyle; (ii) 7,000 shares of restricted stock held by Mr. Lyle; and (iii) 130,000 Shares which are subject to options held by Mr. Lyle which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(9)	Consists of (i) 10,500 Shares held by Mr. Yoost; (ii) 1,000 Shares held by Mr. Yoost and his wife; (iii) 3,500 shares of restricted stock held by Mr. Yoost; and (iv) 80,000 Shares which are subject to options held by Mr. Yoost which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(10)	Consists of (i) 78,866 Shares held by Mr. McCluney; (ii) 265,000 shares of restricted stock held by Mr. McCluney; and (iii) 627,346 Shares which are subject to options held by Mr. McCluney which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(11)	Consists of (i) 21,204 Shares held by Mr. Lee; (ii) 105,500 shares of restricted stock held by Mr. Lee; and (iii) 190,000 Shares which are subject to options held by Mr. Lee which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(12)	Consists of (i) 153,130 Shares held by Mr. Rockenbach; (ii) 17,460 Shares held by his children; (iii) 110,500 shares of restricted stock held by Mr. Rockenbach; and (iv) 612,333 Shares which are subject to options held by Mr. Rockenbach which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(13)	As of April 21, 2008 (the last day of Ms. Herrera’s employment with the Company), consisted of (i) 22,039 Shares held by Ms. Herrera; (ii) 1,000 Shares held by Ms. Herrera’s husband; (iii) 51,000 shares of restricted stock held by Ms. Herrera; and (iv) 475,829 Shares which are subject to options held by Ms. Herrera which were exercisable as of April 21, 2008, or were exercisable within 60 days following April 21, 2008. In connection with the termination of her employment, Ms. Herrera entered into consulting and transition agreements with the Company for a total maximum term of three years, during which her stock options and restricted stock awards will continue to vest.

(14)	As of July 18, 2008 (the last day of Mr. Smith’s employment with the Company), consisted of (i) 71,500 shares of restricted stock held by Mr. Smith; and (ii) 431,333 Shares which are subject to options held by Mr. Smith which are exercisable as of as of July 18, 2008, or were exercisable within 60 days following July 18, 2008. Under Mr. Smith’s termination arrangement with the Company, his stock options and restricted stock continued to vest through September 5, 2008.
Principal Stockholders
     The following table sets forth information regarding ownership of outstanding Shares by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)
Wellington Management Company, LLP
75 State Street
Boston, Massachusctts 02109	5,296,534 (2)	6.4%
AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104	4,545,653 (3)	5.5%

(1)	Percent of class is based on the number of Shares outstanding on May 12, 2009 (82,922,844 Shares) plus, with respect to each named person, the number of Shares, if any, which the stockholder has the right to acquire within 60 days of such date.

(2)	Based on its Schedule 13G filed on February 17, 2009, we believe that Wellington Management Company beneficially owned 5,296,534 Shares over which it has shared dispositive power as of December 31, 2008 and 2,497,920 Shares over which it has shared voting power as of December 31, 2008.

(3)	Based on its Schedule 13G filed on February 13, 2009, we believe that AXA Financial, Inc. beneficially owned 4,545,653 Shares over which it has sole dispositive power as of December 31, 2008 and 2,169,520 Shares over which it has sole voting power as of December 31, 2008. This includes Shares beneficially owned by AXA Financial, Inc.’s affiliates, including AXA Assurances I.A.R.D., Mutuelle, AXA Assurances Vie Mutuelle, and AXA. According to the Schedule 13G filed on February 13, 2009, a majority of the Shares indicated are held by unaffiliated third-party client accounts managed by AllianceBernstein L.P., as investment adviser. AllianceBernstein L.P. is a majority owned subsidiary of AXA Financial, Inc.
STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES
Advance Notice Procedures
     Under the Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to the Company. Such notice must contain certain information specified in the Bylaws and be delivered to or mailed and received by the Secretary of the Company at the address of the Company set forth in the section entitled “Stockholder Proposals for 2009,” not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder will be timely if received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the later of the close of business 90th day prior to the annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. These requirements are separate and distinct from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.
Stockholder Proposals For 2009
     Stockholders who wish to present proposals for action at the 2009 annual meeting that are included in the Company’s 2009 proxy statement must also follow the procedures prescribed by Rule 14a-8. To be eligible for inclusion in the 2009 proxy statement and proxy card, stockholder proposals must be received no later than June 15, 2009 by the Secretary of the Company at the principal executive offices of the Company located at 3333 Susan Street, Costa Mesa, California 92626.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
     Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Consent Revocation Statement, a notice of annual meeting and proxy statement and an annual report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any document, please contact our Investor Relations Department at 3333 Susan Street, Costa Mesa, California 92626, telephone (714) 662-5600 or MacKenzie at 105 Madison Avenue, New York, New York 10016, telephone toll free (800) 322-2885.
     If you want to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.
     We appreciate your support and encouragement.

On Behalf of the Board of Directors,

MICHAEL J. ROCKENBACH
Executive Vice President, Chief Financial Officer, Secretary and Treasurer
IMPORTANT
     The Board urges you NOT to return any GOLD consent card solicited from you. If you have previously returned any such GOLD consent card, you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the GOLD consent card.
     For additional information or assistance, please call MacKenzie, our proxy solicitor, toll free at (800) 322-2885. MacKenzie’s address is 105 Madison Avenue, New York, New York 10016.

If you have questions or need assistance revoking consent on your
Emulex shares please contact:

105 Madison Avenue
New York, New York 10016
Emulex@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

PRELIMINARY COPY — SUBJECT TO COMPLETION

CONSENT REVOCATION CARD — WHITE

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
EMULEX CORPORATION

The undersigned, a holder of shares of common stock, par value $0.10 per share, of Emulex Corporation (the “Company”) including the associated preferred stock purchase rights (together with the shares of common stock, the “Shares”), acting with respect to all Shares held by the undersigned at the close of business on May 22, 2009, hereby acts as follows concerning the proposals of Broadcom Corporation set forth on reverse side.

(CONTINUED ON REVERSE SIDE)

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as ☑ indicated in this example.

PROPOSALS OF BROADCOM CORPORATION

PROPOSAL 1:	Amend Section 2.3 of the amended and restated bylaws of the Company (the “Bylaws”) to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to call a special meeting of stockholders.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 2:	Appoint each of Eric Brandt and Arthur Chong (the “Designated Agents”), acting severally or jointly and each with full power of substitution, the proxies and agents of the undersigned to represent the undersigned and all Shares held by the undersigned: (i) to take all action necessary or appropriate to request that the Company call a special meeting of the stockholders of the Company to remove all directors in office at the time of the special meeting from the Board of Directors of the Company (the “Board”), to elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the Company or until their successors are duly elected and qualified and to repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and before the special meeting; (ii) to set the time, date and place of the special meeting; and (iii) to exercise any and all of the other rights of the undersigned incidental to calling and convening the special meeting and causing the purposes of the authority expressly granted pursuant to the agent designation to be carried into effect; provided, however, that nothing contained in this instrument shall be construed to grant the Designated Agents the right, power or authority to vote any Shares owned by the undersigned at the special meeting.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 3:	Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 4:	Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 5:	Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES FOR ALL PROPOSALS.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:   , 200

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.